Exhibit 99.1

Argo Group Announces Estimated Losses from Third Quarter 2020 Catastrophes

HAMILTON, Bermuda – October 21, 2020 – Argo Group International Holdings, Ltd. (“Argo” or the “company”) (NYSE: ARGO), announced today that its results for the third quarter of 2020 will be adversely affected by estimated losses related to various natural catastrophe events and the continued impact of the COVID-19 pandemic.

Argo expects to report natural catastrophe losses of approximately $54 million in the third quarter primarily related to Hurricanes Hanna, Laura and Sally, as well as the U.S. wildfires and Midwest derecho, with losses split roughly evenly between U.S. and International Operations. Argo further expects to report net losses of approximately $17 million due to the ongoing COVID-19 pandemic primarily related to contingency exposures in Argo’s International Operations. The company’s loss estimates are pre-tax and net of reinsurance recoveries.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. is an underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo’s insurance subsidiaries are rated “A-” (Excellent) by A.M. Best. Argo and its insurance subsidiaries are rated “A-” (Strong) by Standard and Poor’s. More information on Argo Group and its subsidiaries is available at argolimited.com.

Investors:	Media:
Brett Shirreffs	David Snowden
Head of Investor Relations	Senior Vice President, Group Communications
212-607-8830	210-321-2104
brett.shirreffs@argogroupus.com	david.snowden@argogroupus.com

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